Exhibit 10.37

FOURTH AMENDED AND RESTATED

XTO ENERGY INC.

MANAGEMENT GROUP EMPLOYEE SEVERANCE PROTECTION PLAN

WHEREAS, the Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (the “Prior Plan”) was adopted by the Board acting on behalf of the Company, effective as of August 20, 2002, and amended and restated effective as of August 15, 2006 and November 18, 2008;

WHEREAS, the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated as of the 13th day of December, 2009 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and, as a result of which, the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, in connection with, and subject to the consummation of, the Merger, the Board has determined that it is in the best interests of the Company to amend and restate the Third Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan, effective as of the Effective Date, to provide additional retention incentives to Participants and to make certain other related changes as set forth herein;

WHEREAS, pursuant to Section 8.02 of the Prior Plan, the Prior Plan may generally be amended by resolution adopted by two-thirds (2/3) of the Board.

NOW, THEREFORE, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.

ARTICLE I.

EFFECTIVE DATE

The Plan shall become effective as of the date immediately prior to the Effective Date and as of such date shall amend and restate the Third Amended and Restated XTO Energy, Inc. Management Group Employee Severance Protection Plan. The “Effective Date” shall mean the date on which occurs the Effective Time (as defined in the Merger Agreement). In the event that the Effective Time does not occur, the Plan shall not become effective, all of the terms and provisions set forth herein shall be null and void and all of the terms and provisions of the Third Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan as in effect immediately prior to the Effective Date shall remain in full force and effect.

ARTICLE II.

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

Section 2.01 Base Salary. The Participant’s base salary or base wages immediately prior to the Effective Date.

Section 2.02 Board. The Board of Directors of the Company.

Section 2.03 Bonus Amount. An amount equal to (i) the greater of the Participant’s two most recent regular bonuses, if any, paid in the twelve (12) months prior to the Effective Date, multiplied by two (2), plus (ii) the amount, if any, of the Participant’s monthly car allowance immediately prior to the Effective Date, multiplied by twelve (12), plus (iii) the amount, if any, of any “Special Bonuses” awarded to the Participant during the three (3) years preceding the Effective Date. A “Special Bonus” includes any bonus paid as a result of extraordinary performance by a Participant but does not include any bonus paid related to moving expenses or as a sign-on bonus.

Section 2.04 Cash Bonus. An amount equal to the amount of the regular cash bonus paid to the Participant by the Employer in December 2009, excluding any Special Bonus.

Section 2.05 Cause. The Employer shall have “Cause” to terminate a Participant if the Participant (i) willfully and continually fails to substantially perform his or her duties with the Employer (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed to substantially perform, or (ii) willfully engages in illegal conduct, gross misconduct, or a clearly established violation of the Employer’s written policies and procedures, which is demonstrably and materially injurious to the Employer, monetarily or otherwise; provided, however, that no termination of the Participant’s employment shall be for Cause until (x) there shall have been delivered to the Participant a copy of a written notice specifying in detail the particulars of the Participant’s conduct which violates either (i) or (ii) above, (y) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of the Participant’s counsel if the Participant so desires), and (z) a resolution is adopted in good faith by two-thirds (2/3) of the Board confirming said violation. No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted or failed to act with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Employer. Notwithstanding anything contained in the Plan to the contrary, no failure to perform by the Participant after Notice of Termination is given by or to the Participant shall constitute Cause.

Section 2.06 Code. The Internal Revenue Code of 1986, as amended.

Section 2.07 Company. XTO Energy Inc., a Delaware corporation.

Section 2.08 Employer. The Company and any Subsidiary of the Company which adopts this Plan as a Participating Employer. With respect to a Participant who is not an employee of the Company, any reference under this Plan to such Participant’s “Employer” shall refer only to the employer of the Participant, and in no event shall be construed to refer to the Company as well.

Section 2.09 Good Reason. “Good Reason” shall mean the occurrence of any of the following events or conditions:

(a) a material diminution in the Participant’s authority, duties, or responsibilities from those in effect on the Effective Date (after giving effect to the Merger), except in connection with the termination of the Participant’s employment for Cause, as a result of the Participant’s death or incapacity due to physical or mental illness, or by the Participant other than for Good Reason;

2

(b) any reduction in the Participant’s Base Salary during the twelve (12) month period following the Effective Date;

(c) in the case of any Participant described in Section 2.19(c), the failure of the Employer to pay any regular semi-annual bonus during the twelve (12) month period following the Effective Date, subject to the Participant’s continued employment to the applicable date;

(d) the Employer’s requiring the Participant (without the consent of the Participant) to be based at any location outside a twenty-five (25) mile radius of his or her Place of Employment, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements during the 12 month period prior to the Effective Date.

The Participant must provide notice to the Employer of the existence of the condition constituting “Good Reason” within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Employer must be provided a period of at least thirty (30) days during which it may remedy the condition and, if such condition is so remedied within such period, the Participant shall not have the right to terminate his or her employment for Good Reason. The separation from service must occur within the first two (2) years following the initial existence of one or more of the Good Reason conditions arising without the consent of the Participant.

Section 2.10 Management Group Employee. Each employee of the Employer or any Subsidiary who has been designated by his or her Employer, on or prior to the Effective Date, as a member of the Management Group or the Management Group II, except for any such employees that (i) are subject to, as of the Effective Date, or enter into after the Effective Date, a written employment or consulting contract with the Employer or Parent, (ii) are hired after December 13, 2009, except to the extent the newly hired employee is replacing a former employee who would have been a Participant if his or her employment continued through the Effective Date or (iii) are promoted after December 13, 2009 except to the extent the promoted employee was a Management Group Employee immediately prior to the promotion or is replacing a former employee who would have been a Participant if his or her employment continued through the Effective Date.

Section 2.11 Merger Sub. ExxonMobil Investment Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent.

Section 2.12 Notice of Termination. A notice indicating the specific provisions in the Plan relied upon as the basis for any termination of employment, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. No purported termination of employment shall be effective without such Notice of Termination.

Section 2.13 Parent. Exxon Mobil Corporation, a New Jersey corporation.

Section 2.14 Participant. A Management Group Employee who meets the eligibility requirements of Article III.

Section 2.15 Participating Employer. A Subsidiary of the Company which adopts this Plan in accordance with Section 8.04 below.

Section 2.16 Place of Employment. The principal location of the Participant’s employment, determined immediately prior to the Effective Date.

Section 2.17 Plan. This Fourth Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan, as it may be amended from time to time.

Section 2.18 Plan Benefit. The benefits payable in accordance with Article IV of the Plan.

Section 2.19 Retention Benefit An amount in cash equal to:

(a) for Participants who, immediately prior to the Effective Date, were either an Executive Vice President or a Senior Vice President of the Company, two and one-half (2-1/2) times the sum of (i) the Participant’s Base Salary and (ii) the Bonus Amount;

(b) for Participants (other than those described in (a) above) who, immediately prior to the Effective Date, were officers of the Company, two (2) times the sum of (i) the Participant’s Base Salary and (ii) the Bonus Amount; and

(c) for all other Participants, one and one-half (1.5) times the sum of (i) the Participant’s Base Salary and (ii) the Bonus Amount.

Section 2.20 Separation. A “separation from service,” as defined in Code Section 409A.

Section 2.21 Severance Benefit. The benefits payable in accordance with Section 4.02 of the Plan.

Section 2.22 Subsidiary. Any subsidiary of the Company, and any wholly or partially owned partnership, joint venture, limited liability company, corporation, and other form of investment by the Company.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

Section 3.01 Participation. Each Management Group Employee who continues in the employment of the Company as of the Effective Date shall automatically become a Participant in the Plan as of the day immediately prior to the Effective Date.

Section 3.02 Duration of Participation. A Participant shall cease to be a Participant in the Plan upon the first to occur of: (i) the date he or she ceases to be a Management Group Employee; (ii) the date his or her employment is terminated under circumstances where he or she is not entitled to a benefit under the terms of Article IV of the Plan; or (iii) the date on which he or she has received all of the benefits to which he or she is entitled under the Plan.

ARTICLE IV.

BENEFITS

Section 4.01 Retention Benefits. Each Participant shall be entitled to receive a cash amount equal to his or her Retention Benefit. Subject to acceleration as provided herein, one-half (1/2) of the Retention Benefit shall be paid to the Participant, subject to his or her continued employment to the applicable payment date, on each of (i) the date that is six (6) months after the Effective Date and (ii) the date that is twelve (12) months after the Effective Date.

Section 4.02 Severance Benefits. If a Participant incurs a Separation during the two (2)-year period following the Effective Date either (A) by the Employer without Cause, (B) by the Participant for Good Reason or (C) solely with respect to the benefit provided in Section 4.02(c) below, as a result of death or permanent disability, the Participant shall be entitled to the following:

(a) A lump sum cash payment, payable within ten (10) days after the date of Separation, equal to:

(i) for Participants described in Section 2.19(a) or (b) hereof, the sum of (1) any unpaid Base Salary for the period prior to the Separation; and (2) the unpaid amount of the Retention Benefit; and

(ii) for Participants described in Section 2.19(c) hereof, the sum of (1) any unpaid Base Salary for the period prior to the Separation; (2) the unpaid amount of the Retention Benefit; and (3) an amount equal to the last regular semi-annual bonus received by the Participant on or prior to December 31, 2009.

(b) For a period of eighteen (18) months after the Separation, the Employer shall, at its sole expense, continue on behalf of the Participant and his or her covered dependents and beneficiaries, all medical, dental and vision coverage provided to the Participant immediately prior to the Separation, subject to the Participant’s timely election of COBRA. The benefits provided in this Section 4.02(b) shall be no less favorable to the Participant, in terms of amounts, deductibles and costs to him or her, than the coverage provided to active employees of the Company. The Employer’s obligation hereunder to provide a benefit shall terminate if the

Participant obtains comparable coverage from a subsequent employer. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or during any period during which there is a preexisting condition limitation on such benefits. The Employer shall also make a lump sum cash payment equal to the amount of any additional income tax payable by the Participant and attributable to the benefits provided under this Section 4.02(b) at the time such tax is imposed. In the event that the Participant’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder become less favorable than the benefits in effect for active employees of the Company, the Employer shall provide benefits to the Participant, or ensure that such benefits are provided to the Participant, that are no less favorable than the benefits provided to active employees of the Company. At the end of the period of coverage set forth above, the Participant shall have the option to have assigned to him or her at no cost to the Participant and with no apportionment of prepaid premiums, any assignable insurance owned by the Employer and relating specifically to the Participant, and the Participant shall be entitled to all health and similar benefits that are or would have been made available to him or her under law.

Notwithstanding Section 2.01, for purposes of Section 4.02, “Base Salary” shall mean the greater of the Participant’s base salary on (i) the Effective Date and (ii) the date of Separation (without regard to any reduction thereof after the Effective Date).

(c) Full vesting of all Converted Equity Awards (as defined below). All stock options that become vested pursuant to the immediately preceding sentence shall remain outstanding through their scheduled expiration date.

Notwithstanding any other provision of the Plan, the sale, divestiture, or other disposition of a Subsidiary shall not be deemed to be a Separation with respect to Participants employed by such Subsidiary, and such Participants shall not be entitled to benefits from the Company or any Participating Employer under the Plan as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment; provided, however, that for purposes of Section 4.02(c) above, such sale, divestiture or disposition shall be treated as a Separation with respect to such Participants.

Section 4.03 Treatment of Equity Awards Upon Effective Date. The Company and Parent hereby acknowledge and agree that all stock options, restricted shares, performance shares and other equity or equity-based awards to acquire shares of the Company’s common stock held by the Participants that were outstanding immediately prior to the Effective Date shall be converted into awards to acquire shares of Parent common stock as of the Effective Date (collectively, the “Converted Equity Awards”), pursuant to the terms and conditions set forth in the Merger Agreement, and for those equity awards which are not vested as of the time of the Merger, such awards shall vest in accordance with their normal vesting schedule, subject to Section 4.02(c) hereof.

Section 4.04 Mitigation or Set-off of Amounts Payable Hereunder. The Participant shall not be required to mitigate the amount of any payment provided for in this Article IV by seeking other employment or otherwise, and except at otherwise provided in Section 4.02(b), nor shall the amount of any payment provided for in this Article IV be reduced by any compensation earned by the Participant as the result of employment by another employer after the date of

Separation or otherwise. The Employer’s and Parent’s obligations hereunder also shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action which the Employer or Parent may have against the Participant.

Section 4.05 Parent’s Guarantee of Payment and Benefits. In the event that the Participant is entitled to receive any payment or benefit under the Plan from the Employer and the Employer fails to make or provide such payment or benefit, Parent shall promptly satisfy the obligation of the Employer to make or provide such payment or benefit.

Section 4.06 Code Section 409A; Delay of Payments. The terms of the Plan have been designed to comply with or be exempt from the requirements of Code Section 409A, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in the Plan, (i) if upon the Participant’s Separation, the Participant is a “specified employee” within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under the Plan as a result of the Participant’s Separation is necessary in order to prevent any accelerated or additional tax to the Participant under Code Section 409A, then the Employer shall delay the payment of any such amounts hereunder until the date that is six (6) months following the Separation, at which time any such delayed amounts will be paid to the Participant in a single lump sum, with interest from the date otherwise payable, at the prime rate as published in The Wall Street Journal on the date of Separation, and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be delayed if such delay will make such payment or other benefits compliant under Code Section 409A.

ARTICLE V.

TERMINATION OF EMPLOYMENT

Section 5.01 Written Notice Required. Any purported termination of employment, either by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other.

Section 5.02 Date of Separation. In the case of the Participant’s death, the Participant’s date of Separation shall be his or her date of death. In all other cases, the Participant’s date of Separation shall be the date specified in the Notice of Termination, subject to the following:

(a) If the Participant’s employment is terminated by the Employer for Cause, the date specified in the Notice of Termination; and

(b) If the Participant terminates his or her employment for Good Reason: (i) the Notice of Termination shall be given to the Employer within ninety (90) days after the occurrence of the event or condition on which the Participant may terminate his or her employment for Good Reason; (ii) upon receipt of the Notice of Termination, the Employer must be provided a period of at least thirty (30) days during which it may remedy the condition; and (iii) the Participant’s date of Separation shall be no earlier than thirty (30) days after the Employer’s receipt of the Notice of Termination, but no later than two (2) years after the initial occurrence of the event or condition constituting Good Reason.

ARTICLE VI.

EXCISE TAXES

Section 6.01 In the event it shall be determined that any payment or distribution of any type to or for the Participant’s benefit, or any provision for vesting of any equity award held by a Participant, in either case in connection with the Merger, whether payable pursuant to the Plan or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, is collectively referred to as the “Excise Tax”), then the amount of the Total Payments shall be reduced, so that the aggregate present value of all payments in the nature of compensation to the Participant (or for the Participant’s benefit) which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is the maximum amount of payments that could be made without the imposition of the Excise Tax. To the extent the Total Payments must be reduced in accordance with this Section 6.01, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Code Section 409A shall first be reduced (if necessary, to zero), and the remainder of the Total Payments shall thereafter be reduced (if necessary, to zero).

Section 6.02 All determinations contemplated by this Section 6 shall be made by the accounting firm acting as the Company’s independent auditor immediately prior to the Effective Date (the “Accounting Firm”), which shall provide detailed supporting calculations to the Participant, the Company and Parent within fifteen (15) business days after requested by the Participant or the Company. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish an opinion to the Participant that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Participant, the Company and Parent.

ARTICLE VII.

SUCCESSORS

Section 7.01 Successors. The Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Parent, as applicable, in the same manner and to the same extent that the Company or Parent would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by the Plan, the Company or Parent, as applicable, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s or Parent’s obligations under the Plan, in the same manner and to the same extent that the Company or Parent would be required to perform if no such succession had taken place. As used in the Plan, (i) the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets and (ii) “Parent” shall mean Parent as hereinbefore defined and any successor to its business and/or assets. In addition, a successor shall also include any other person or entity which otherwise becomes bound by all of the terms and provisions of the Plan by operation of law.

ARTICLE VIII.

DURATION, AMENDMENT, PLAN TERMINATION

AND ADOPTION BY SUBSIDIARIES

Section 8.01 Duration. The Plan shall continue in full force and effect, and shall not terminate or expire, until after all Participants who have become entitled to a Plan Benefit hereunder shall have received all of such benefits in full.

Section 8.02 Amendment and Termination. Prior to the Effective Date, the Plan may be terminated or amended in any respect by resolution adopted by two-thirds (2/3) of the Board. On and after the Effective Date, the Plan shall not be subject to amendment, change, substitution, deletion, revocation, or, except as provided in Section 8.01 above, termination in any respect whatsoever; provided, however, that the Board may amend, change, substitute, delete, revoke, or otherwise modify the terms of the Plan if the Board determines, in its sole discretion, that such amendment, change, substitution, deletion, revocation or modification is necessary for purposes of compliance with or exemption from the requirements of Code Section 409A or applicable law.

Section 8.03 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

Section 8.04 Adoption by Subsidiaries. Any Subsidiary of the Company may, with the approval of the Board, adopt and become an Employer under the Plan by executing and delivering to the Company an appropriate instrument agreeing to be bound as an Employer by all of the terms of the Plan (as it may be amended from time to time) with respect to its eligible employees. The adoptive instrument may contain such changes and amendments in the terms and provisions of the Plan as adopted by such Subsidiary as may be desired by such Subsidiary and acceptable to the Company. The adoptive instrument shall specify the effective date of such adoption of the Plan and shall become as to such adopting Subsidiary a part of the Plan. Notwithstanding the foregoing, any Subsidiary of the Company that was a Participating Employer in the Prior Plan immediately prior to the Effective Date will automatically, without further action of the part of such Subsidiary, be a Participating Employer in the Plan.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Participant’s Legal Expenses. The Company agrees to pay, upon written demand therefor by the Participant, all legal fees and expenses which the Participant may reasonably incur as a result of any dispute or contest by or with the Company, the Employer or Parent, as applicable, regarding the validity or enforceability of, or liability under, any provision hereof (including as a result of any contest about the amount of any payment pursuant to Article IV), plus in each case interest at the “applicable Federal rate” (as defined in Code Section 1274(d)), provided that the claims asserted by the Participant are substantially upheld by a court of competent jurisdiction after the exhaustion of all appeals. In any such action brought by a Participant for damages or to enforce any provisions hereof, he or she shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s, the Employer’s or Parent’s obligations hereunder, as applicable, in his or her sole discretion.

Section 9.02 Employment Status. The Plan does not constitute a contract of employment or impose on the Employer any obligation to retain a Participant as an employee, to change the status of a Participant’s employment as a Management Group Employee, or to change any employment policies of the Employer.

Section 9.03 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.04 The Participant’s Heirs, etc. The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Participant should die while any amounts would still be payable to him or her hereunder as if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to his or her designee or, if there be no such designee, to his or her estate.

Section 9.05 Governing Law. The validity, interpretation, construction, and performance of the Plan shall in all respects be governed by the laws of the State of Texas.

Section 9.06 Choice of Forum. A Participant shall be entitled to enforce the provisions of the Plan in any state or Federal court located in the State of Texas, in addition to any other appropriate forum.

Section 9.07 Notice. For the purposes hereof, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when hand delivered or (ii) five (5) days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal place of business and to the Participant at his or her address as shown on the records of the Company, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the General Counsel of the Company, or to such other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 9.08 Withholding. All amounts paid to a Participant under the Plan shall be reduced by applicable state and Federal tax withholdings and any other withholdings required by applicable law.

[Signature page follows]

IN WITNESS WHEREOF, XTO Energy Inc. has caused these presents to be executed by its duly authorized officer on the 13th day of December, 2009, to be effective as set forth in Article I.

XTO ENERGY INC.

By:	/s/ Vaughn O. Vennerberg, II
Name:	Vaughn O. Vennerberg, II
Title:	President